Exhibit 8.

List of Significant Subsidiaries

The following table sets forth our significant direct and indirect subsidiaries as of June 1, 2004:

Name of Company
Gemplus Card International de Mexico SA de C.V., a Mexican corporation
Gemplus Corp., a Delaware (U.S.) corporation
Gemplus Finance SA, a Luxembourg corporation
Gemplus GmbH, a German corporation
Gemplus Limited, a British corporation
Gemplus Japan Co Ltd, a Japanese corporation
Gemplus Microelectronics Asia Pte Limited, a Singapore corporation
Gemplus S.A., a French corporation
Gemplus Tianjin New Technologies Company Limited, a Chinese corporation
Gemplus Pologne S.P.Z.o.o., a Polish corporation
Tianjin Gemplus Smart Card Company Limited, a Chinese corporation